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                                                                 Exhibit (10)(k)
                            THE LUBRIZOL CORPORATION

                     Deferred Compensation Plan For Officers

                        (Amended as of February 24, 2003)

1. Purpose. The purpose of this Deferred Compensation Plan For Officers (the "Plan") is to permit an officer (as identified by the Company for Section 16 purposes under the Securities Exchange Act of 1934) (sometimes hereinafter referred to as "officer" or as the "Participant") of The Lubrizol Corporation (the "Company"), who wishes, to defer a portion of such officer's compensation as provided in the Plan.

2. Administration. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee's interpretation and construction of all provisions of the Plan shall be binding and conclusive upon all Participants and their heirs and/or successors.

3. Right to Defer Compensation.

         (a) An officer of the Company may, at any time prior to January 1 of a given calendar year, elect, for one or more future successive calendar years, to defer under the Plan a pre-selected amount of such officer's cash compensation, including bonus, which such officer may thereafter be entitled to receive for services performed during such elected calendar year or years.

         (b) The election under this Section 3 shall take effect on the first day of the calendar year following the date on which the election is made and such election shall be irrevocable for any elected calendar year after such elected calendar year shall have commenced.

         (c) The pre-selected amount that an officer may elect to defer shall be one or more of the following:

               (i) a fixed dollar amount or percentage of the officer's bi-weekly base salary;

               (ii) a fixed dollar amount or percentage of the officer's
                    quarterly pay;

               (iii) a fixed dollar amount or percentage of the officer's participation in the performance pay plan, if any.

               (iv) a fixed dollar amount or percentage of the officer's
                    participation in the long term incentive plan, if any.



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               (v)  a fixed number of shares or percentage of the officer's stock compensation in the performance share program.

               (vi) a fixed number of shares or percentage of the officer's stock compensation in the long term incentive program, if any.

              (vii) a fixed number of shares or percentage of the officer's stock compensation pursuant to an employment agreement dated as of January 1, 2003.

         (d) Notwithstanding paragraphs (a), (b) and (c), where an officer first becomes eligible to participate in the Plan, the newly eligible officer may make the election under this Section 3 to defer the specified compensation for services to be performed subsequent to the election and for the remainder of the calendar year in which the election under this Section 3 is made provided such election is made within 30 days after the date the officer first becomes eligible.

         (e) Within such periods of time as the Committee shall designate, and in addition to the provisions of paragraphs (a) through (d), an officer may elect to defer that portion or all of the officer's cash and/or stock compensation (i) described in paragraph (c) and/or (ii) any other plan or program that provides for cash or stock compensation, to the extent that such amounts would otherwise be nondeductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For purposes of the preceding sentence, the amount to be deferred with respect to any compensation plans payable in Company shares shall be determined by taking into consideration any fixed cash compensation (including biweekly and quarterly pay) to be received subsequent to the date on which shares are distributable under such program. Notwithstanding any other provision of this Plan, deferrals under this paragraph (e) shall be distributable only upon termination of employment in accordance with Section 6.

         (f) All elections under this Plan shall be made by written notice delivered to the Vice President, Human Resources, of the Company specifying (i) the number of calendar years, one or more, during which the election shall apply, (ii) the portion, if any, determined under paragraph (c), of each category of the Participant's compensation to be deferred for such year or years, as described above, (iii) the time of distribution, and (iv) if, applicable, the payment option as provided in Section 6 for distributions upon termination of employment.

         (g) A Participant may designate that the deferral election under this
Section 3 shall remain in effect until the Participant, on a prospective basis, withdraws the election or changes the amount to be deferred. Any notice of the withdrawal of the deferral election or change of amount to be deferred shall be effective on the first day of the calendar year following the date on which such notice is given to the Company's Vice President, Human Resources; provided that, such notice shall not change, alter or terminate the deferral of the officer's participation in the performance pay plan for the year in which such notice of


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withdrawal is given which, except for the deferral, would be payable in the calendar year following the date on which such notice of withdrawal is given.

         (h) Notwithstanding paragraph (f) and the first sentence of paragraph
(g), any compensation earned after the end of the first month in which a Participant under this Plan no longer is an officer of the Company, as defined in Section 1, but continues to be employed by the Company, shall not be deferred, provided however, the balance in the Participant's Deferral Accounts shall continue to be held and administered pursuant to the Plan.

4. Deferral of Cash Compensation.

         (a) On the date the cash compensation deferred under the Plan would have become payable to the Participant in the absence of an election under the Plan to defer payment thereof, the amount of such deferred compensation shall be credited to a Stock Deferral Account and/or any of the Cash Deferral Account investment portfolios designated as available by the Committee from time to time. All Deferral Accounts shall be established and maintained for each Participant in the Company's accounting books and records and the Company shall be under no obligation to purchase any investments designated by the Participant. To the extent that, at the time amounts are credited to a Participant's Deferral Accounts, any federal, state or local payroll withholding tax applies (e.g., Medicare withholding tax), the Participant shall be responsible for the payment of such amount to the Company and the Company shall promptly remit such amount to the proper taxing authority. Notwithstanding the foregoing, any cash compensation deferred under Section 3(c)(iv) shall be credited to the fixed income fund in the Cash Deferral Account and shall not be eligible for transfer to any other investments.

         (b) Participant's Cash Deferral Accounts shall be credited with any gains or losses equal to those generated as if the Participant's Cash Deferral Account balances had been invested in the applicable investment portfolio(s) selected by the Participant

         (c) A Participant's deferred cash compensation credited to a Participant's Stock Deferral Account shall be used to determine the number of full and fractional units ("Units") representing Company Common Shares ("Shares") which the deferred amount would purchase at the closing price for the Shares on the New York Stock Exchange ("NYSE") composite transactions reporting system on the date that the deferred amount is credited pursuant to paragraph
(a) and if Shares were not traded on that date on the NYSE, then such computation shall be made as of the first preceding day on which Shares were so traded. The Company shall credit the Participant's Stock Deferral Account with the number of full and fractional Units so determined. A Participant's Stock Deferral Account shall be administered in accordance with Section 5(b) through
(e).


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         (d) A Participant may elect pursuant to rules established by the
Committee to transfer a portion or all of the balance of any Deferral Account established under this Section 4 to any other such Deferral Account.

         (e) Notwithstanding the foregoing, and other than cash deferrals under
Section 3(c)(iv), a Participant may elect to have any portion or all of the Participant's cash deferrals credited to any of the Deferral Accounts listed in paragraph (a) and may transfer balances in accordance with paragraph (d) provided that the Participant is considered, in the judgment of the Chief Executive Officer of the Company, to be on plan to meet the Participant's Company Share ownership guideline. Otherwise, a Participant must elect that at least 50% of any cash deferral hereunder (other than cash deferred under Section 3(c)(iv)) be credited to a Stock Deferral Account and may not transfer any portion of the balance of the Stock Deferral Account to another Deferral Account.

5. Deferral of Stock Compensation.

         (a) At the time that Shares are distributable to a Participant, who has elected to defer the receipt thereof under Section 3(c) or (e), in lieu of Shares being issued, there shall be credited to a separate Stock Deferral Account for the Participant, full stock equivalent units ("Units') which shall be established and maintained on the Company's records. One Unit shall be allocated to the Stock Deferral Account for each such Share. The balance of a Stock Deferral Account established under this Section 5(a) pursuant to deferrals under Section 3(c)(v), (vi) or (vii) may not be transferred to any other Deferral Account.

         (b) As of each dividend payment date established by the Company for the payment of cash dividends with respect to its Shares, the Company shall credit each separate Stock Deferral Account of a Participant with an additional number of whole and/or fractional Units equal to:

                  (i) the product of (x) the dividend per Share which is payable with respect to such dividend payment date, multiplied by (y) the number of whole and fractional Units credited to the separate Stock Deferral Account of a Participant as of such payment date;

                                            divided by

                  (ii) The closing price of a Share on the dividend payment date (or if Shares were not traded on that date, on the next preceding day on which Shares were so traded), as reported on the NYSE-composite tape.

         (c) At no time prior to actual delivery of Shares pursuant to the Plan, shall the Company be obligated to purchase or reserve Shares for delivery of a Participant and the Participant shall not be a shareholder nor have any of the




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rights of a shareholder with respect to the Units credited to the Participant's
Stock Deferral Accounts.

         (d) To the extent that, at the time Units are credited to a Stock Deferral Account of a Participant, any federal, state or local payroll withholding tax applies (e.g., Medicare withholding tax), the Participant shall be responsible for the payment of such amount to the Company and the Company shall promptly remit such amount to the proper taxing authority.

         (e) In the event of any change in the number of outstanding Shares by reason of any stock dividend, stock split up, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the number of Units in each separate Stock Deferral Account of a Participant shall be appropriately adjusted to take into account any such event.

6. Payment of Deferred Compensation upon Termination.

         (a) The total amount standing as a credit in a Participant's Cash Deferral Accounts shall, upon termination of employment, be payable to the Participant either in a lump sum or in periodic installments over such period, not exceeding ten years, as the Participant shall have selected pursuant to
Section 3(f)(iv). Such periodic payments shall begin or the lump sum payment shall be made, as the case may be, from the Participant's Cash Deferral Accounts, at such time, not more than twelve (12) months after the Participant ceases to be an employee of the Company, as the Participant shall have selected pursuant to Section 3 (f)(iv). All amounts payable in accordance with this
Section 6(a) shall be subject to applicable federal, state and/or local payroll withholding taxes then in effect. Notwithstanding the foregoing, a Participant may elect no later than thirty (30) days prior to the Participant's termination of employment, nor earlier than ninety (90) days prior thereto, to change the form of distribution of the Participant's Cash Deferral Accounts.

         (b) The amount of each installment payable to a Participant shall be determined by dividing the aggregate balance of such Participant's Cash Deferral Accounts by the number of periodic installments (including the current installment) remaining to be paid. Until a Participant's Cash Deferral Accounts has been completely distributed, the balance thereof remaining, from time to time, shall be credited with gains and losses on a monthly basis as provided in
Section 4(b).

         (c) The total number of Units credited to the Participant's Stock Deferral Accounts shall upon termination of employment be payable to the Participant either in a lump sum or in periodic installments, over such period, not exceeding ten years, as the Participant shall have selected pursuant to
Section 3(f)(iv). Such periodic payments shall begin or the lump sum payment shall be made, as the case may be, at such time, not more than twelve (12) months after the Participant ceased to be an employee of the Company, as the Participant shall have selected pursuant to Section 3(f)(iv). All amounts payable in


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accordance with this Section 6(c) shall be subject to applicable federal, state and/or local payroll withholding taxes then in effect. Notwithstanding the foregoing, a Participant may elect no later than thirty (30) days prior to the Participant's termination of employment, no earlier than ninety (90) days prior thereto, to change the form of distribution of the Participant's Stock Deferral Accounts.

         (d) The amount of any installment payable from the Stock Deferral Accounts to a Participant shall be determined by dividing the balance of the aggregate number of Units in the Participant's Stock Deferral Accounts by the number of periodic installments (including the current installment) remaining to be paid and the quotient shall be the number of Shares that are payable. If the determination of the installment payable from the Participant's Stock Deferral Accounts results in a fractional Share being payable, the installment payment shall exclude any such fractional Share payment except that, in the final installment payment, any such fractional Share shall be paid in cash in an amount as determined by the Committee. Until the Participant's Stock Deferral Accounts have been completely distributed, the balance in the Stock Deferral Accounts shall continue to be credited with the dividend equivalents on such balances as provided in Section 5(b).

         (e) If the Participant elects to satisfy tax withholding under paragraph (c) with Shares, then such withholding shall be from those Shares otherwise issuable pursuant to paragraph (c) above, and shall be such number of Shares that will provide for the federal, state and/or local income tax at the rates then applicable for supplemental wages, unless otherwise requested by the Participant, but in no event less than the statutory minimums for tax withholding.

         (f) For purposes under paragraph (e) of determining the number of Shares that are to be withheld to provide for the tax withholding, Shares shall be valued at the closing price on the New York Stock Exchange of a Share on the date the Shares are distributable (or if the Shares were not traded on that date, on the next preceding day on which the Shares were so traded). If the determination of the tax withholding would require the withholding of a fractional Share, the Participant shall remit cash to the Company in lieu of such fractional Share.

         (g) In the event a Participant dies prior to receiving payment of the entire amount in that Participant's Cash Deferral Accounts and/or Stock Deferral Accounts, as the case may be, the unpaid balance shall be paid to such beneficiary as the Participant may have designated in writing to the Vice President, Human Resources, of the Company as the beneficiary to receive any such post-death distribution under the Plan or, in the absence of such written designation, to the Participant's legal representative or to the beneficiary designated in the Participant's last will as the one to receive such distributions. Distributions subsequent to the death of a Participant may be made either in a lump sum or in periodic installments in such amounts and over such period, not exceeding ten years from the date of death, as the Committee may direct and


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the amount of each installment shall be computed as provided in Section 6(b), and (d) as the case may be.

         (h) Payments from the Cash Deferral Accounts shall be made in cash and payments from the Stock Deferral Accounts shall be made in Shares. The amount of any distribution pursuant to Sections 6 through 9 shall reduce the balance held in the Participant's corresponding Deferral Accounts as of the date of such distribution. Installment payments shall be made pro-rata from a Participant's Deferral Accounts.

7. In-Service Distributions. Pursuant to Section 3 and other than for deferrals pursuant to Sections 3(c)(v), (vi), (vii) and 3(e), a Participant may elect to receive an in-service distribution of all or any specified percentage of the Participant's deferral for any calendar year commencing not earlier than the first calendar year following the year that such compensation would have been payable. In-service distributions shall be made in a lump sum payment. A Participant may elect once for any calendar year of deferral for which the Participant has elected an in-service distribution, to change the date of distribution to another in-service year or upon termination; provided, however, that any such modification must be made in writing at least twelve (12) months prior to the date originally elected for the in-service distribution. Notwithstanding the foregoing, any distribution hereunder shall be subject to further deferral pursuant to an election under Section 3(e).

8. Special Distributions. Notwithstanding any other provision of this Plan, a Participant may elect to receive distribution of part or all of the total of Participant's eligible Deferral Accounts, other than from deferrals pursuant to Sections 3(c)(v), (vi), (vii) and 3(e), in one or more distributions if (and only if) the amount of the distribution is reduced by ten (10) percent. The ten
(10) percent reduction shall be forfeited. Distributions shall be made pro-rata among Participant's eligible Deferral Accounts. Any distribution made pursuant to such an election shall be made within sixty (60) days of the date such election is submitted to Vice President - Human Resources. Notwithstanding the foregoing, any distribution hereunder shall be limited to an amount that would not be subject to further deferral pursuant to an election under Section 3(e).

9. Hardship Distributions. The Committee may accelerate the distribution of part or all, in any or all, of a Participant's Deferral Accounts for reasons of severe financial hardship. For purposes of the Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of the Participant's family, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.



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10. Non-assignability. None of the rights or interests in any of the
Participant's Deferral Accounts shall, at any time prior to actual payment or distribution pursuant to the Plan, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, and such rights and interest shall not be subject to payment of debts by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided that, upon the occurrence of any such assignment or transfer or the attempted assignment or transfer, all payments hereunder shall be payable in the sole and unrestricted judgment and discretion of the Committee, as to time and amount (including a lump sum amount), and shall be distributable to the person who would have received the payment but for this Section 10 only at such time or times and in such amounts as the Committee, from time to time, and in its sole and unrestricted judgment and discretion, shall determine. Should an event covered by this Section 10 occur prior to the death of a Participant, the balance, if any, in the Participant's accounts shall, after such death, be thereafter distributed as provided in Section 6 subject to the provisions of this Section 10.

11. Interest of Participant. The Company shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to the Plan and, except as set forth in this Plan, no Participant shall have any rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of the Plan or otherwise. Each Participant's accounts maintained for purposes of the Plan merely constitute bookkeeping entries on records of the Company, constitute the unsecured promise and obligation of the Company to make payments as provided herein, and shall not constitute any allocation whatsoever of any cash, shares or other assets of the Company or be deemed to create any trust or special deposit with respect to any of the Company's assets. Notwithstanding the foregoing provisions, nothing in this Plan shall preclude the Company from setting aside Shares or funds in trust pursuant to one or more trust agreements between a trustee and the Company. However, no Participant shall have any secured interest or claim in any assets or property of the Company or any such trust and all Shares or funds contained in such trust shall remain subject to the claims of the Company's general creditors.

12. Amendment. The Board of Directors of the Company, or the Organization and Compensation Committee may, from time to time, amend or terminate the Plan, provided that no such amendment or termination of the Plan shall adversely affect a Participant's accounts as they existed immediately before such amendment or termination or the manner of distribution thereof, unless such Participant shall have consented thereto in writing. Notice of any amendment or termination of the Plan shall be given promptly to all Participants.

13. Plan Implementation. This Plan is adopted and effective on the 25th day of July, 1994, as amended on June 17, 1995, as further amended September 25, 1995, effective as of January 1, 1995, further amended on September 22, 1997 and further amended on September 27, 1999, effective as of January 1, 2000; provided, however that any deferrals made hereunder into a Stock Deferral Account prior to January 1, 2000, shall be governed by the provisions of the Plan in effect prior to January 1, 2000, further amended on February 28, 2000,


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effective as of January 1, 2000, further amended on March 11, 2000, further amended on November 12, 2001, further amended on November 11, 2002 and further amended on February 24, 2003.




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